Exhibit 4.8

LEASE

THIS LEASE is made as of the 1st day of May, 2020

BETWEEN:

Dalya bzizinsky

Cochav Michael 10

(the “Landlord”)

-and-

Cannasoft pharma ltd	(the “Tenant”)

1. Premises: In consideration of the rents, covenants, conditions and agreements contained herein, the Landlord does hereby lease unto the Tenant, its successors and assigns, and the Tenant hereby leases from the Landlord, from the Commencement Date and for the Term, the lands described in Schedule “A” annexed hereto (the “Property”).

2. Term: The term of this lease is ten (10) years (the “ Initial Term”) which shall commence on the day cannasoft will get a permit from the Israel cannabis unit to start planning the seeds of the medical cannabis (the “Commencement Date”). The Tenant shall have the option, at its sole discretion, to extend the term of the lease beyond the Initial Term for one (1) additional ten (10) year period (the “Extension Term”, and together with the Initial Term, the “Term”), on the same terms and conditions as this lease, by giving written notice to the Landlord at least six (6) months prior to the expiry of the then current Term of this lease.

3. Rent:

Rent will be applicable and commence on the Commencement Date. From thereon Rent shall be payable monthly, on the first day of each of month during the term, (each, a “Payment Date”). During the Term, the Tenant shall pay to the Landlord (a) prior to obtaining license to grow medical cannabis from the Medical Cannabis Unit of the Isarel Ministry of Health (the “MCU”), the total rent of $1.00 per month, and (b) after obtaining the licence to grow medical cannabis, $1,100 per month including Value Added Tax (VAT) (the “Rent”).

4. Taxes: On or before the due dates set out in the property tax bills issued by the taxing authority with respect to the Property, the Tenant shall pay all property taxes payable in respect of the Property. The Tenant may undertake appropriate proceedings to review or contest the amount or validity of any such property taxes. Any documents reasonably required to enable the Tenant to prosecute any such proceedings shall be executed and delivered by the Landlord on the request of the Tenant. Any refund received as a result of such proceedings shall be for the benefit of the Tenant. Upon each payment of property taxes being made, the Tenant shall provide the Landlord with written proof of payment of property taxes.

5. Utilities: The Tenant shall, during the Term, pay for all utility charges in connection with the Property and any buildings and structures existing on the Property at the commencement of the term and built during the Term. Upon the commencement of the Initial Term, the Tenant shall forthwith convert the supply contracts for all Utilities to the Property and Facility, to that of the name of the Tenant, and shall supply evidence of same to the Landlord in writing.

6. Use: The Tenant shall use the Property for the purposes of planning, developing, constructing, owning, operating and maintaining the business carried on by a Licensed Producer issued under the Controlled Drug and Substances Act (Canada) and ancillary and related business and activities, including the sale and distribution of marihuana (the “Business”).

7. Assignment: The Tenant shall have the absolute right at any time and from time to time, without obtaining the Landlord’s consent, to: (a) assign or grant, or license, or otherwise transfer all or any portion of its right, title or interest under this lease and/or in the Facility to any person or entity, provided that, unless the transferee, if other than a non-arm’s length person or entity to the Tenant, has substantially similar financial capacity as the Tenant as reflected in its most current balance sheet, the Tenant shall remain liable under this lease, and otherwise the Tenant shall be released of all obligations under this lease as of and from closing of such assignment; and/or (b) encumber, hypothecate, mortgage or pledge (including by mortgage, deed or personal property security instrument) all or any portion of its right, title or interest under this lease, to any banking or financial institution, institutional investor, pension fund, hedging counterparty or other person or entity that from time to time who: (i) takes a security interest in this lease or the Facility; or (ii) provides a secured guarantee or secured financing for some or all of the Facility, Business or operations, collectively with any security or collateral agent, indenture trustee, loan trustee or participating or syndicated lender involved in whole or in part in such financing, and their respective representatives, successors and assigns (each, a “Lender”) as security for the repayment of any indebtedness and/or the performance of any obligation.

8. The Facility: The “Facility” shall mean anything that relates in any manner to the Business that is construted by the Tenant on the Property and/or comprises personal property of the Tenant, whether or not same shall become a fixture, and includes, without limitation, buildings, structures, improvements, equipment, cabling, wiring, conduits, fixtures and structures (including without limitation, security fences or devices). The parties agree that the Tenant shall have the right to construct and erect the Facility on any portion of the Property provided same is completed in accordance with applicable Laws (as defined below). For greater certainty, the Tenant may make or cause to be made any alterations, additions or improvements to the Property and may construct permanent or temporary structures or buildings and install or cause to be installed any chattels, trade fixtures, shades, awnings, HVAC, water systems, lighting, signs, shelves, racks, displays, counters, computers, operating equipment, office equipment, telephone systems, alarm systems, furniture, portable ramps, floor coverings, interior or exterior lighting and mechanical or electrical systems as the Tenant deems desirable or appropriate provided that the Tenant will provide the Landlord with drawings respecting any material improvements prior to commencing construction. Notwithstanding the foregoing, the Tenant shall seek the Landlord’s consent prior to (a) removing any living trees having a diameter greater than six inches four feet off the ground and/or (b) prior to constructing any leasehold improvements to buildings on any of the Property exisiting as of the date hereof, which, for greater certainty, does not include the Facility, in any such case such consent not to be unreasonably withheld or delayed.

9. Ownership of Property: All personal property, including without limitation structures, improvements, equipment, inventory and chattels affixed to, placed or operated in, on, or under the Landlord Lands by or on behalf of the Tenant (collectively, “Tenant’s Property”), including but not limited to the Facility, shall, at all times, remain the property of the Tenant, notwithstanding any rule of law or equity. The Tenant’s Property shall remain at all times the personal and moveable property of Tenant, and not become fixtures, notwithstanding the attachment to any degree or in any manner of any part of the Tenant’s Property to the Property. The Tenant’s Property, including, but not limited to, any equipment the Tenant bring onto the Landlord Lands and uses in the course of the Tenant’s Business, shall not be subject to distress or seizure by the Landlord or its agents by reason of any default whatsoever by the Tenant, its employees or agents. The Landlord covenants to take all necessary steps to ensure that any lender or other encumbrancer of the Property acknowledges in writing to the Tenant (and its Lenders) in form and substance acceptable to Tenant that no such charge or encumbrance shall apply to the Tenant’s Property or the Tenant’s right to use the Property during the Term, and the Landlord shall not charge or otherwise encumber or permit to be charged or otherwise encumber any of the Tenant’s Property or Tenants rights under this lease. Tenant shall have the unfettered right, at all times during the Term and any extensions thereof, to make any alterations or improvements to the Tenant’s Property, or the Property and/or to remove all or any part of the Tenant’s Property and appurtenances from the Property.

10. Removal of Facility: If the Facility is no longer required by the Tenant, or should the Property be surrendered by the Tenant, or this lease is terminated by the Tenant, the Tenant may, at its sole option, as soon as practicable under the circumstances, take down, dismantle and remove the Facility and repair any damage caused by such removal. In the event of such complete surrender or termination, the Landlord shall provide such access as is reasonably required by Tenant to expedite such removal. The Tenant shall have the right at any time throughout the Term to remove any or all of the Facility or the Tenant’s Property from the Property.

11. Security Measures: The Tenant shall be permitted, at its cost, to take all steps to secure the Property and to prevent unauthorized access to the Property, and that in addition to the limitations in this lease such access shall be subject to compliance with all applicable Laws, including the MCU. Further, the Tenant, at its cost, may take such actions as it deems necessary to secure the Facility and/or the Tenant’s Property from tampering, vandalism, damage, destruction or entry by persons not authorized to gain access to the Facility. In particular, the Tenant, at its cost, may take such actions as it deems necessary to comply with the security measures set forth in the MCU. Notwithstanding anything else contained herein, the Tenant shall grant the Landlord access to the Facility or any part of the Property upon twenty-four hours written notice subject to such access being in compliance with applicable Laws and the Tenant’s security policies and protocols.

12. Representations and Warranties:

The Landlord hereby represents and warrants to the Tenant that the following statements are true, correct and complete and the Landlord acknowledges and agrees that such representations and warranties (and any other representations, warranties and certifications of Landlord contained in this lease) may be conclusively relied upon by: (i) the Tenant; (ii) any existing or proposed subtenant or assignee of the Tenant; (iii) any Lender; and (iv) any title company proposing to issue title insurance to the Tenant or any such assignee, subtenant or Lender:

a)	(i) this lease constitutes a valid and binding agreement, enforceable against Landlord in accordance with its terms; (ii) no other person (including any spouse) or entity is required to execute this lease in order for it to be fully enforceable as against all interests in the Landlord Lands and the Property; (iii) the Landlord is not the subject of any bankruptcy, insolvency or probate proceeding; and (iv) no person or entity other than the Landlord, and the Tenant as created hereby, has any interest in the Property other than a mortgage to Jorg Johannes Enderlein;

b)	no litigation is in progress, pending, and, to the best of the Landlord’s knowledge, no actions, claims or other legal or administrative proceedings are pending, threatened or anticipated with respect to, or which could affect, the Property or the interest of the Landlord or Tenant therein;

c)	(i) the Landlord, its business, this lease and the Property are in full compliance in all material respects with all applicable federal, provincial and local laws, statutes, ordinances, orders, rules and regulations (each, a “Law”); (ii) this lease does not violate any contract, agreement, instrument, judgment or order to which the Landlord is a party or which affects the Property; and (iii) there are no commitments or agreements with any governmental agency or public or private utility affecting the Property or any portion thereof that have not been disclosed in writing by the Landlord to the Tenant;

d)	there are no agreements with any third parties (including, but not limited to, any other leases, use or occupancy agreements, easements, licenses or other rights of possession or use, sales or any option for any of the foregoing) that could interfere with, conflict with, prohibit or restrict the Tenant’s ability, or the ability of any assignee of the Tenant to enter upon and use the the Property as contemplated by this lease;

e)	(i) other than septic tanks, no underground tanks are now located or at any time in the past have been located on the Property or any portion thereof; (ii) no asbestos-containing materials, petroleum, explosives or other substances, materials or waste which are now or hereafter classified or regulated as hazardous or toxic under any Law (each, a “Hazardous Material”) has been generated, manufactured, transported, produced, used, treated, stored, released, disposed of or otherwise deposited in or on or allowed to emanate from the Property or any portion thereof other than as permitted by all health, safety and other Laws (each, an “Environmental Law”) that govern the same or are applicable thereto; and (iii) there are no other substances, materials or conditions in, on or emanating from the Property or any portion thereof which may support a claim or cause of action under any Environmental Law. The Landlord has not received any notice or other communication from any governmental authority alleging that the Property or any portion thereof is in violation of any Environmental Law; and

f)	there are no recorded or unrecorded liens, encumbrances, mortgages, covenants, conditions, reservations, restrictions, easements, leases, subleases, occupancies, tenancies, water rights, options, rights of first refusal or other matters affecting, relating to or encumbering the estate of the Property or any portion thereof (each, an “Encumbrance”) affecting the Property. The Landlord and the the Property are in full compliance with all Encumbrances affecting the Property. The Landlord has delivered true and complete copies of all documents evidencing Encumbrances to the Tenant.

13. Default: If any party shall breach any warranty or fail to perform any covenant, agreement or obligation required to be performed under the terms of this lease, this lease shall not terminate but the defaulting party shall be obliged to remedy any such default within fifteen (15) days after notice thereof in writing has been given to it by the non-defaulting party, provided the defaulting party shall have such extended period as may be required beyond the fifteen (15) days if the nature of the cure is such that it reasonably requires more than fifteen (15) days and the defaulting party commences the cure within the fifteen (15) day period and thereafter continuously and diligently pursues the cure to completion. The defaulting party covenants to proceed diligently to cure any such default upon receiving the aforementioned notice.

14. Failure to Perform Obligations: If any party shall breach any warranty or fail to perform any covenant, agreement or obligation required to be performed under the terms of this lease and such breach or failure shall continue for a period of fifteen (15) days after written notice thereof from the other (except in the case of an emergency when no notice or such shorter period of notice as is reasonable in the circumstances shall be sufficient), then the non-breaching party may, in addition to any of its other rights, cure any default or breach of warranty of the other party hereunder, and perform any covenant, agreement or obligation which the other party has failed to perform. Any amounts expended by the non-breaching party in curing such default or breach of warranty or performing such covenant shall be paid by the other party upon fifteen (15) days written notice, plus an administration fee of 15% of the actual cost and, in the event that the Landlord is the breaching party, the Tenant may, at its option, offset the amount or amounts (including the administration fee) due to it against Rent payments; provided that if the default or contingency cannot be cured with due diligence within such fifteen (15) day period and the party has commenced to cure such default or contingency and proceeds diligently to cure such default with reasonable dispatch, then the party shall be entitled to such longer period as may be reasonably necessary to cure such default or contingency.

15. Termination: The Landlord may terminate this lease by notice to the Tenant upon the occurrence of any of the following: (a) the Tenant’s non-payment of Rent due hereunder for a period of thirty (30) days after receipt of notice of such failure from Landlord; (b) the Tenant’s failure to perform any other material covenant for a period of fourty-five (45) days after receipt of notice from Landlord specifying the failure; provided however, that no such failure shall be deemed to exist if the Tenant shall have commenced good faith efforts to rectify the same within such fourty-five (45) day period and provided that such efforts shall be prosecuted to completion with reasonable diligence; (c) insolvency or bankruptcy of the Tenant. Durng the period prior to the time the Tenant obtains a license as a Licensed Producer in respect of application number 10-MM0053 made to Health Canada for a Licensed Producer license, the Tenant may terminate this lease at any time on not less than 60 days prior written notice to the Landlord for convienience and upon such termination neither party shall have any further rights or obligations hereunder other than those rights or obligations arising prior to such termination that are expressly stated to survive expiration or termination of this lease.

16. Condition of the Property: Subject to the terms of this Agreement, including the Landlord’s representations and warranties, the Tenant acknowledges and agrees that it is entering into this Lease and taking possession of the Property on an “as-is-where-is” basis and that the Landlord has made no representations or warranties to the Tenant with respect to the suitability of the Property for the Business of the Tenant except as provided herein.

17. Notices: All notices to be given hereunder shall be provided by electronic mail to the addresses set out below. In the case of notice to the Tenant, notice shall be provided to:

Dalya bzizinsky moshav cochav Michael 10

in the case of notice to the Landlord, notice shall be provided to:

yftah ben yaackov palmacj 3 ashkelon

or at such other address as the party to whom such writing is to be given shall have last notified to the party giving the notice.

18. Disposition: The Landlord hereby covenants in favour of the Tenant that it shall not sell, transfer, assign or otherwise dispose of its interest in the Property, without first having such purchaser, assignee or transferee enter into an assumption agreement of all of Landlord’s obligations hereunder, failing which such assignment of rights shall be unenforceable as against Tenant. Tenant shall be released from its obligations arising from and after the date of any assignment of this lease to the extent that any assignee of this lease assumes Tenant’s obligations hereunder. Landlord shall be released from its obligations arising from and after the date of any assignment of this lease to the extent that any assignee of this lease assumes Landlord’s obligations hereunder.

19. Damage and Destruction: In the event of a casualty to the Facility or the Tenant’s Property resulting in the destruction of all or any material portion of the Facility or the Tenant’s Property, the Tenant may, in its sole discretion, elect to repair or reconstruct the Facility or the Tenant’s Property or terminate and cancel this lease upon written notice to the Landlord given within ninety (90) days following the occurrence of said casualty, and in such event the Tenant shall have no liability by reason of such termination other than to pay Rent for the balance of the then current Term and neither party shall have any further rights or obligations hereunder other than those rights or obligations arising prior to such termination that are expressly stated to survive expiration or termination of this lease. For greater certainty, Tenant shall have the unfettered right to remove all or any part of the Tenant’s Property and appurtenances from the Property upon any such termination.

20. Exclusivity: The Landlord will not permit anyone, other than the Tenant to enter upon, occupy or use any part of the Property.

21. Non-Disturbance: By no later than thirty (30) days after the date of execution of this lease, the Landlord shall obtain executed non-disturbance agreements at the cost of the Tenant, from each mortgagee of the Property, if any, in the form attached as Schedule “B” or in alternate form acceptable to the Tenant acting reasonably, and Landlord shall deliver them to the Tenant., In the event that any subsequent mortgage is registered against the Property, the Landlord shall obtain and deliver to Tenant executed non-disturbance agreements in such form from each such subsequent mortgagee prior to the registration of such mortgage.

22. Quiet Possession: The Tenant shall have quiet enjoyment and exclusive possession of the Property for the Term.

23. Non-Exhibition: Landlord acknowledges the highly regulated nature of the Tenant’s Business and intended use of the Property, and in recognitition of the Tenant’s intended use and the Tenant’s security and privacy requirements, the Landlord will not enter onto the Property or cause to exhibit the Property for sale or for lease at anytime during the Term except in accordance with Applicable Laws and the Tenants security procedures and protocols.

24. Non-waiver: No waiver of a breach of any of the covenants of this lease shall be construed to be a waiver of any succeeding breach of the same or any other covenant.

25. No Partnership: Nothing contained in this lease nor any acts of the parties hereto shall be deemed to create any relationship between the parties other than the relationship of landlord and tenant.

26. Observance of Law: Tenant and Landlord will comply with all provisions of applicable Law including without limiting the generality of the foregoing, federal and provincial legislative enactments, building by-laws, and other governmental or municipal regulations which relate to the partitioning, equipment, operation and use of the Property as intended, or to the making of any repairs, replacements, alterations, additions, changes, substitutions or improvements of or to the Property, and will comply with all police, fire, and sanitary, and controlled substance laws and regulations imposed by any governmental, provincial or municipal authorities or made by fire insurance underwriters, and will observe and obey governmental and municipal regulations and other requirements governing the conduct of any business conducted on the Property or any part thereof. Landlord and Tenant will take all necessary steps to ensure compliance with all of the laws, rules and proceedures of the MCU.

27. Entire Agreement: This lease and the schedules attached hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, which agreement supersedes all prior and other contemporaneous agreements, understandings, negotiations and discussions between the parties whether oral or written. There are no representations, warranties, collateral agreements, conditions or other agreements between the parties hereto in connection with the subject matter hereof except as specifically set forth herein. No modification of this lease shall be binding unless in writing. No waiver of any provision of this lease shall constitute a waiver of any other provision nor shall such waiver constitute continuing waiver unless otherwise expressly provided herein.

28. Force Majeure: In the event that either party hereto shall be delayed or hindered in or prevented by the performance of any act required hereunder by reason of strikes, lockouts, labour issues, inability to procure materials, failure of power, restrictive government laws or regulations, riots, insurrections, war or other reason of a like nature, but not on account of the fault of the party delayed in performing the work or doing acts required under the terms of this Lease, then performance of such act shall be excused for the period of the delay and the period for the performance of such act shall be extended for a period equivalent to the period of such delay. The provisions of this paragraph shall not excuse the Tenant from the prompt payment of any sums required to be paid by the Tenant hereunder.

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/s/ Dalya Bzizinsky	/s/Yftah Ben Yaackov
Dalya Bzizinsky	Yftah Ben Yaackov

This agreement has been executed by the parties on the date first above written.

SCHEDULE “A”

A 15 donam agricukture porpuse land in cohav Michael 10 israel